Exhibit 99.1

Adamas Reports Fourth Quarter and Full Year 2015 Financial Results

Emeryville, Calif., February 23, 2016  — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today announced financial results for the fourth quarter and full year ended December 31, 2015.  Adamas reported a net loss attributable to common stockholders of $51.8 million, or $2.86 per share, for the year ended December 31, 2015.  In the prior year, the company reported net income attributable to common stockholders of $9.1 million, or $0.53 per diluted share, as a result of $55.0 million of development milestones from Forest Laboratories Holdings Limited (“Forest”) recorded as revenue during the year ended December 31, 2014.

Adamas ended the year with $120.0 million of cash, cash equivalents, and available-for-sale securities compared to $158.7 million at December 31, 2014.  On January 6, 2016, the company raised net proceeds of $61.8 million from the sale of 2,875,000 shares of common stock through a follow-on public offering.

“2015 was a productive year marked by progress throughout our ADS-5102 program, including the initiation of a Phase 2 study for the treatment of major symptoms associated with multiple sclerosis and compelling top-line data from our lead Phase 3 trial, which showed a rapid, robust and durable response in individuals with levodopa-induced dyskinesia (LID) associated with Parkinson’s disease,” stated Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc.

Dr. Went continued, “In the months ahead, we look forward to submitting a New Drug Application for ADS-5102 for the treatment of LID and to building a targeted commercial infrastructure needed to bring to market, pending regulatory approval, the first FDA-approved treatment option for this serious, often debilitating motor complication of levodopa treatment.   At Adamas, we are building a company committed to making a difference in the lives of individuals living with chronic disorders of the central nervous system.”

Fourth Quarter and Full Year 2015 Financial Results

Adamas reported a net loss attributable to common stockholders of $10.7 million, or $0.58 per share, for the quarter ended December 31, 2015.  For the same period the prior year, the company reported net income attributable to common stockholders of $9.7 million, or $0.50 per diluted share.  For the three months ended December 31, 2015 and 2014, Adamas reported revenue of $0.5 million and $30.3 million, respectively.  In the fourth quarter of 2014, Adamas received its final development milestone from Forest of $30.0 million.  Research and development expenses for the quarter ended December 31, 2015 were $9.7 million, including $0.9 million in stock-based compensation expense, compared to $8.5 million for the quarter ended December 31, 2014, which included $0.8 million in stock-based compensation expense.  General and administrative expenses for the quarter ended December 31, 2015 were $6.9 million, including $1.9 million in stock-based compensation expense, compared to $4.7 million for the quarter ended December 31, 2014, which included $1.5 million in stock-based compensation expense.

For the years ended December 31, 2015 and 2014, Adamas reported total revenues of $1.9 million and $55.8 million, respectively.  Revenues for both periods included reimbursement of expenses associated with Adamas’ collaboration with Forest and government grants and contracts.  For the year ended December 31, 2014, revenue included development milestones of $55.0 million related to its license agreement with Forest.  Research and development expenses for the year ended December 31, 2015 were $35.9 million, including $3.2 million in stock-based compensation expense, compared to $21.9 million for the year ended December 31, 2014, which included $2.5 million in stock-based compensation expense.  The increase in research and development expenses was primarily related to continued investment in the ADS-5102 clinical program.  General and administrative expenses for the year ended December 31, 2015 were $23.5 million, including $6.8 million in stock-based compensation expense, compared to $15.5 million for the year ended December 31, 2014, which included $4.7 million in stock-based compensation expense.  The increase in general and administrative expenses was due primarily to higher headcount-related costs associated with expansion of the company’s capabilities as a public and precommercial company.

About Adamas Pharmaceuticals

Adamas Pharmaceuticals, Inc. is driven to improve the lives of those affected by chronic disorders of the central nervous system.  The company seeks to achieve this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products.  Adamas is currently developing ADS-5102, its lead wholly-owned product candidate, for the treatment of levodopa-induced dyskinesia (LID) associated with Parkinson's disease and for the treatment of major symptoms associated with multiple sclerosis in patients with walking impairment.  The company is also evaluating ADS-4101, an extended-release version of an FDA-approved single-agent compound for the treatment of epilepsy.  The company's portfolio also includes Namzaric™ and Namenda XR®, two approved products with Forest Laboratories Holdings Limited, an indirect wholly-owned subsidiary of Allergan plc. Forest is responsible for marketing both products in the United States under an exclusive license from Adamas. For more information, please visit www.adamaspharma.com.

Namzaric™ is a trademark of Merz Pharma GmbH & Co. KGaA.
Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release such as expectations regarding the submission of a New Drug Application, building a targeted commercial infrastructure, regulatory and commercial progress, and potential for ADS-5102 in levodopa-induced dyskinesia.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “look forward,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “would,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to research, clinical and development activities of ADS-5102 and ADS-4101, the regulatory and competitive environment, as well as risks relating to Adamas’ business in general, see Adamas’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.    Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.

For questions, please contact:

Julie Wood

Corporate Communications & Investor Relations

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$524	$30,301	$1,916	$55,846
Operating expenses
Research and development	9,697	8,517	35,895	21,860
General and administrative	6,890	4,748	23,458	15,472
Total operating expenses	16,587	13,265	59,353	37,332
Income (loss) from operations	(16,063)	17,036	(57,437)	18,514
Interest and other income (expense), net	98	(116)	363	(917)
Income (loss) before income taxes	(15,965)	16,920	(57,074)	17,597
Provision (benefit) for income taxes	(5,275)	7,189	(5,272)	7,374
Net income (loss)	$(10,690)	$9,731	$(51,802)	$10,223

Net income (loss) attributable to common stockholders:
Basic	$(10,690)	$9,731	$(51,802)	$8,968
Diluted	$(10,690)	$9,731	$(51,802)	$9,069

Net income (loss) per share attributable to common stockholders:
Basic	$(0.58)	$0.56	$(2.86)	$0.60
Diluted	$(0.58)	$0.50	$(2.86)	$0.53

Weighted average number of shares used in computing net income (loss) attributable to common stockholders:
Basic	18,438	17,328	18,111	14,837
Diluted	18,438	19,389	18,111	17,107

Adamas Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$33,104	$61,446
Available-for-sale securities	73,691	60,912
Accounts receivable	1,284	524
Prepaid expenses and other current assets	5,108	645
Total current assets	113,187	123,527
Property and equipment, net	2,353	1,228
Available-for-sale securities, non-current	13,165	36,364
Other assets	38	70
Total assets	$128,743	$161,189

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,052	$3,685
Accrued liabilities	8,457	8,595
Other current liabilities	298	265
Total current liabilities	11,807	12,545
Non-current liabilities	749	1,570
Total liabilities	12,556	14,115
Commitments and Contingencies
Stockholders’ equity
Common stock, $0.001 par value — 100,000,000 shares authorized, 18,505,462 and 17,551,375 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	23	22
Additional paid-in capital	178,473	157,581
Accumulated other comprehensive income (loss)	(158)	(180)
Accumulated deficit	(62,151)	(10,349)
Total stockholders’ equity	116,187	147,074
Total liabilities and stockholders’ equity	$128,743	$161,189

Adamas Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended
	December 31,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(51,802)	$10,223
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	435	155
Stock-based compensation	9,956	7,203
Excess tax benefit on the exercise of stock options	—	(1,599)
Change in preferred stock warrant value	—	983
Net accretion of discounts and amortization of premiums of available-for-sale securities	875	(1,361)
Loss on fixed asset disposal	—	111
Changes in assets and liabilities
Accrued interest of available-for-sale securities	110	—
Prepaid expenses and other assets	(4,416)	(381)
Accounts receivable	(760)	(395)
Accounts payable	(788)	1,521
Accrued liabilities and other liabilities	(820)	9,734
Net cash provided by (used in) operating activities	(47,210)	26,194
Cash flows from investing activities
Purchases of property and equipment	(1,399)	(1,285)
Purchases of available-for-sale securities	(59,828)	(96,095)
Maturities of available-for-sale securities	69,285	—
Net cash provided by (used in) investing activities	8,058	(97,380)
Cash flows from financing activities
Proceeds from public offerings, net of offering costs	9,657	42,632
Proceeds from issuance of common stock upon exercise of stock options	746	1,011
Proceeds from employee stock purchase plan	407	162
Excess tax benefit on the exercise of stock options	—	1,599
Repurchase of common stock	—	(370)
Proceeds from issuance of common and preferred stock upon exercise of warrants	—	1,986
Net cash provided by financing activities	10,810	47,020
Net decrease in cash and cash equivalents	(28,342)	(24,166)
Cash and cash equivalents at beginning of period	61,446	85,612
Cash and cash equivalents at end of period	$33,104	$61,446

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